UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OF SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                Commission File Number 000-50551


                         SPINOFF SOLUTIONS.COM, INC.
            (Exact name of registrant as specified in its charter)

    159 GHARET ROAD, P.O. BOX 9, RANDLE, WASHINGTON 98377 (360) 497-5785 (Address, including zip code, and telephone number including area code, of registrants principal executive offices)

                        COMMON STOCK, $0.001 PAR VALUE
           (Title of each class of securities covered by this Form)

                                     NONE
(Title of al other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
        Rule 12g-4(a)(1)(i)   X                  Rule 12h-3(b)(1)(i) ___
        Rule 12g-4(a)(1)(ii)___         Rule 12h-3(b)(1)(ii)___
        Rule 12g-4(a)(2)(i) ___         Rule 12h-3(b)(2)(i) ___
        Rule 12g-4(a)(2)(ii)___         Rule 12h-3(b)(2)(ii)___
                                Rule 15d-6             ___

  Approximate number of holders of record as of the certification or notice date: 13 .
  Pursuant to the requirements of the Securities Exchange Act of 1934 SPINOFF SOLUTIONS.COM, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 19, 2004  By:  /s/  Garry L. Barton,

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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